Exhibit 23.3

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-4) of Hilltop Holdings Inc. and the related Prospectus of Hilltop Holdings Inc. for the registration of $150,000,000 of senior notes of Hilltop Holdings Inc. and to the incorporation by reference therein of our report dated March 15, 2013, with respect to the consolidated financial statements of PrimeLending, a PlainsCapital Company and our report dated February 28, 2013, with respect to the financial statements of First Southwest Company, included in Hilltop Holdings Inc.’s Annual Report (Form 10-K) for the year ended December 31, 2014, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Dallas, Texas
May 11, 2015